UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 W. Garry Avenue, Santa Ana, CA	92704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events.

Payment of Unpaid Salary by the Issuance of Stock and Options

On September 27, 2013, in an effort to preserve our cash and reduce outstanding payables, pursuant to a plan previously adopted by our Board, we offered to employees, board members, consultants and vendors the opportunity to convert outstanding payable amounts into either (i) an option to purchase common stock in lieu of cash payment at $0.30 cents a share, expiring ten years from the date of issuance, and containing “cashless” exercise provisions (each, an “Option”), or (ii) our common stock at $0.30 per share. As of the date of this Report, we reduced our outstanding payables by an aggregate $623,554, including unpaid salaries owed to our officers, fees owed to members of our board of directors, and payables owed to vendors.

Payment of Unpaid Officer Salaries

On September 30, 2013, we issued 965,660 shares of our common stock, at a conversion price of $0.30, to three of our executive officers, in lieu of $289,698 in accrued and unpaid salary and unreimbursed expenses. The stock issued to the executive officers is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K.

Payment of Board Payables

On September 30, 2013, we issued Options to purchase 450,000 share of our common stock at an exercise price of $0.30 per share to certain non-employee members of our board of directors, in lieu of $90,000 in accrued and unpaid fees due for services on our board of directors.

Payment of Vendor and Consultant Payables

On September 27, 2013, we issued 135,826 shares of our common stock, at a conversion price of $0.2735 per share, to certain vendors and consultants, in lieu of $37,091 in accrued and unpaid amounts.

On September 30, 2013, we issued Options to purchase 1,033,825 shares of our common stock at an exercise price of $0.30 per share to certain vendors and consultants, in lieu of $206,765 in accrued and unpaid fees.

Press Release

On October 2, 2013, we issued a press release announcing the retirement of the accounts payables set forth herein, as well as announcing certain business developments. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

99.9	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2013	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer